Exhibit 99.1

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

OraSure Announces 2014 Second Quarter Financial Results

BETHLEHEM, PA – August 6, 2014 – (Globe Newswire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a market leader in oral fluid diagnostics, today announced its consolidated financial results for the three and six months ended June 30, 2014.

Financial Highlights

•	Consolidated net revenues for the second quarter of 2014 were $26.4 million, an 8% increase from the comparable quarter of 2013. Consolidated net revenues for the six months ended June 30, 2014 were $49.9 million, a 10% increase from the comparable period of 2013. These increases were primarily due to higher sales of the Company’s OraQuick® HCV test, higher revenues from the Company’s molecular collection systems subsidiary, DNA Genotek (“DNAG”), higher sales of the Company’s cryosurgical systems products, and higher licensing and product development revenues.

•	Net revenues for the Company’s OraQuick® rapid HCV test were $2.2 million and $3.8 million for the second quarter and first six months of 2014, respectively, an increase of 134% from each of the comparable 2013 periods. This growth reflects increasing demand for the product in both the domestic and international markets.

•

Net revenues generated by DNAG during the second quarter of 2014 were $4.9 million, a 5% increase from the comparable period in 2013. DNAG net revenues during the six months ended June 30, 2014 were $10.7 million, a 24% increase from the comparable period in 2013. The increase in the quarter was the result of higher sales to academic customers while the increase for the six month period was the result of higher sales to both commercial and academic customers.

•	Net cryosurgical systems revenues in the second quarter of 2014 were $4.9 million, an 18% increase over the second quarter of 2013. This increase was primarily due to higher sales in the international over-the-counter (“OTC”) market. Net cryosurgical systems revenues for the six months ended June 30, 2014 were $8.9 million, a 22% increase over the comparable period of 2013. This increase was primarily due to higher sales in both the U.S. professional market and the international OTC market.

•	Licensing and product development revenues were $775,000 for both the quarter and six months ended June 30, 2014, and represent the recognition of payments under the company’s’ HCV collaboration with AbbVie. In exchange for exclusive promotion rights and certain services provided by the Company, the agreement with AbbVie provides for payments totaling up to $75.0 million over the life of the agreement, which runs through December 31, 2019. The first such payment of $15.0 million required under the agreement was received in July 2014. Licensing and product development revenues in 2013 represent royalties paid on domestic outsales of Merck’s OTC cryosurgical wart removal product.

•	Consolidated net income for the second quarter of 2014 was $2.5 million, or $0.04 per share on a fully diluted basis, which compares to a net loss of $5.3 million, or $0.10 per share, for the second quarter of 2013. Consolidated net loss for the six months ended June 30, 2014 was $3.1 million, or $0.06 per share, which compares to a net loss of $15.5 million, or $0.28 per share, for the comparable period of 2013. The improvement in the Company’s bottom line for the quarter and six month period resulted primarily from the inclusion of a $5.5 million payment due under the terms of the termination of a drug assay collaboration with Roche Diagnostics, the higher revenues in each period and lower promotional costs for the OraQuick® In-Home HIV Test.

“We are pleased with the Company’s financial performance for the second quarter and first six months of the year,” said Douglas A. Michels, President and CEO of OraSure Technologies. “Sales of our OraQuick® HCV test were up nicely and our molecular collection systems business showed continued growth from the year ago periods. Significant effort is now being directed towards the execution of our HCV collaboration with AbbVie. We expect this collaboration will contribute substantially to our business in future periods.”

Financial Results

Consolidated net product revenues for the second quarter of 2014 increased 6%, primarily as a result of higher sales of the Company’s OraQuick® HCV, cryosurgical systems, and molecular collection systems products. These increases were partially offset by lower domestic sales of the OraQuick® professional HIV product, OraQuick® In-Home HIV test and insurance risk assessment products.

Consolidated net product revenues for the six month period ended June 30, 2014 increased 9% primarily as a result of higher sales of the Company’s OraQuick® HCV, molecular collection systems and cryosurgical systems products. These increases were partially offset by lower domestic sales of the OraQuick® professional HIV product and lower substance abuse and insurance risk assessment product sales.

Consolidated licensing and product development revenues for the second quarter and first six months of 2014 were $775,000. Consolidated licensing and product development revenues for the second quarter and first six months of 2013 were $274,000 and $476,000, respectively. Licensing and product development revenues in 2014 represent the recognition of payments under the Company’s HCV collaboration with AbbVie. Licensing and product development revenues in 2013 represent royalties paid on domestic outsales of Merck’s OTC cryosurgical wart removal product.

Consolidated gross margin for the three and six months ended June 30, 2014 was 61% and 60%, respectively. Consolidated gross margin for the three and six months ended June 30, 2013 was 60% and 58%, respectively. Gross margin for the current quarter and six month period primarily benefited from a more favorable product mix due to higher margin DNAG sales.

Consolidated operating expenses decreased to $13.5 million during the second quarter of 2014 compared to $20.1 million in the comparable period of 2013. For the six months ended June 30, 2014, consolidated operating expenses were $33.1 million, a decrease from the $42.7 million reported for the six months ended June 30, 2013. The decrease for the second quarter of 2014 was primarily due to the inclusion of the $5.5 million Roche payment and lower promotional expenses associated with the Company’s OraQuick® In-Home HIV test. These latter expenses totaled $3.0 million during the current quarter, compared to $5.4 million in the second quarter of 2013. The decrease for the six month period of 2014 was primarily due to the $5.5 million Roche payment, lower promotional expenses associated with the Company’s OraQuick® In-Home HIV test and decreased research and development expenses due to lower clinical trial and staffing costs. Promotional expenses for the OraQuick® In-Home test were $7.6 million and $12.3 million for the first six months of 2014 and 2013, respectively. General and administrative expenses in the both the current and six month periods increased due to higher legal, staffing and consulting costs.

For the three and six months ended June 30, 2014, the Company recorded Canadian income tax benefits of $174,000 and $43,000, respectively. For the three and six months ended June 30, 2013, the Company recorded Canadian income tax benefits of $249,000 and $659,000, respectively. The tax benefits were recorded as a result of certain Canadian research and development and investment tax credits and DNAG’s loss before income taxes.

The Company’s cash and short-term investment balance totaled $80.3 million at June 30, 2014 compared to $93.2 million in cash at December 31, 2013. Working capital was $101.1 million at June 30, 2014 compared to $100.6 million at December 31, 2013. For the six months ended June 30, 2014, the Company used $10.4 million to fund operations.

Third Quarter 2014 Outlook

The Company expects consolidated net revenues to range from $27.0 to $27.5 million and is projecting a consolidated net loss of approximately $0.04 to $0.05 per share for the third quarter of 2014.

Financial Data

Condensed Consolidated Financial Data

(In thousands, except per-share data)

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Results of Operations
Net revenues	$26,401	$24,337	$49,938	$45,501
Cost of products sold	10,385	9,838	19,995	18,973

Gross profit	16,016	14,499	29,943	26,528

Operating expenses:
Research and development	2,771	2,693	5,252	6,050
Sales and marketing	10,272	12,369	21,612	26,243
General and administrative	5,976	5,013	11,700	10,400
Gain on contract termination settlement	(5,500)	—	(5,500)	—

Total operating expenses	13,519	20,075	33,064	42,693

Operating income (loss)	2,497	(5,576)	(3,121)	(16,165)
Other income (expense)	(142)	42	(24)	(5)

Income (loss) before income taxes	2,355	(5,534)	(3,145)	(16,170)
Income tax benefit	(174)	(249)	(43)	(659)

Net income (loss)	$2,529	$(5,285)	$(3,102)	$(15,511)

Earnings (loss) per share:
Basic	$0.05	$(0.10)	$(0.06)	$(0.28)

Diluted	$0.04	$(0.10)	$(0.06)	$(0.28)

Weighted average shares:
Basic	55,907	55,559	55,846	55,504

Diluted	57,243	55,559	55,846	55,504

Summary of Revenues by Market and Product (Unaudited)

	Three Months Ended June 30,
	Dollars			Percentage of Total Net Revenues
	2014	2013	% Change	2014	2013
Market
Infectious disease testing	$12,668	$11,966	6%	47%	49%
Substance abuse testing	2,208	2,113	4	8	9
Cryosurgical systems	4,920	4,177	18	19	17
Molecular collection systems	4,896	4,654	5	19	19
Insurance risk assessment	934	1,153	(19)	4	5

Net product revenues	25,626	24,063	6	97	99
Licensing and product development	775	274	183	3	1

Net revenues	$26,401	$24,337	8%	100%	100%

	Six Months Ended June 30,
	Dollars			Percentage of Total Net Revenues
	2014	2013	% Change	2014	2013
Market
Infectious disease testing	$23,732	$22,654	5%	47%	50%
Substance abuse testing	4,038	4,362	(7)	8	9
Cryosurgical systems	8,887	7,261	22	18	16
Molecular collection systems	10,655	8,586	24	21	19
Insurance risk assessment	1,851	2,162	(14)	4	5

Net product revenues	49,163	45,025	9	98	99
Licensing and product development	775	476	63	2	1

Net revenues	$49,938	$45,501	10%	100%	100%

	Three Months Ended June 30,			Six Months Ended June 30,
OraQuick® Revenues	2014	2013	% Change	2014	2013	% Change
Domestic HIV	$7,720	$8,088	(5)%	$14,339	$15,761	(9)%
International HIV	848	745	14	1,405	1,300	8
Domestic HIV OTC	1,669	1,993	(16)	3,622	3,435	5

Net HIV revenues	10,237	10,826	(5)	19,366	20,496	(6)

Domestic HCV	1,221	690	77	1,884	1,119	68
International HCV	974	247	294	1,870	486	285

Net HCV revenues	2,195	937	134	3,754	1,605	134

Net OraQuick® revenues	$12,432	$11,763	6%	$23,120	$22,101	5%

	Three Months Ended June 30,			Six Months Ended June 30,
Intercept® Revenues	2014	2013	% Change	2014	2013	% Change
Domestic	$1,616	$1,342	20%	$2,866	$2,745	4%
International	33	98	(66)	73	356	(79)

Net Intercept® revenues	$1,649	$1,440	15%	$2,939	$3,101	(5)%

	Three Months Ended June 30,			Six Months Ended June 30,
Cryosurgical Systems Revenues	2014	2013	% Change	2014	2013	% Change
Domestic professional	$1,469	$1,497	(2)%	$3,011	$2,388	26%
International professional	229	257	(11)	538	605	(11)
International over-the-counter	3,222	2,423	33	5,338	4,268	25

Net cryosurgical systems revenues	$4,920	$4,177	18%	$8,887	$7,261	22%

Condensed Consolidated Balance Sheets (Unaudited)

	June 30, 2014	December 31, 2013
Assets
	$75,832	$93,191
Cash
Short-term investments	4,437	—
Accounts receivable, net	14,152	12,957
Inventories	13,229	11,444
Other current assets	8,155	1,983
Property and equipment, net	18,471	17,933
Intangible assets, net	20,443	22,226
Goodwill	23,674	23,782
Other non-current assets	1,172	729

Total assets	$179,565	$184,245

Liabilities and Stockholders’ Equity
Accounts payable	$4,647	$4,834
Deferred revenue	694	1,119
Accrued expenses	9,366	13,032
Other non-current liabilities	1,157	677
Deferred income taxes	3,381	3,437
Stockholders’ equity	160,320	161,146

Total liabilities and stockholders’ equity	$179,565	$184,245

	Six months ended June 30,
Additional Financial Data (Unaudited)	2014	2013
Capital expenditures	$1,988	$1,092
Depreciation and amortization	$3,108	$3,221
Stock based compensation	$2,869	$2,835
Cash used in operating activities	$10,397	$9,278

Conference Call

The Company will host a conference call and audio webcast to discuss the Company’s 2014 second quarter financial results, certain business developments and financial guidance for the third quarter of 2014, beginning today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). On the call will be Douglas A. Michels, President and Chief Executive Officer and Ronald H. Spair, Chief Financial Officer and Chief Operating Officer. The call will include prepared remarks by management and a question and answer session.

In order to listen to the conference call, please either dial 844-831-3030 (Domestic) or 315-625-6887 (International) and reference Conference ID #74668640 or go to OraSure Technologies’ web site, www.orasure.com, and click on the Investor Relations page. Please click on the webcast link and follow the prompts for registration and access 10 minutes prior to the call. A replay of the call will be archived on OraSure Technologies’ web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until August 13, 2014, by dialing 855-859-2056 (Domestic) or 404-537-3406 (International) and entering the Conference ID #74668640.

About OraSure Technologies

OraSure Technologies is a leader in the development, manufacture and distribution of oral fluid diagnostic and collection devices and other technologies designed to detect or diagnose critical medical conditions. Its innovative products include rapid tests for the detection of antibodies to HIV and HCV at the point of care and testing solutions for detecting various drugs of abuse. The Company sells the OraQuick® In-Home HIV Test, the first and only rapid HIV test approved by the U.S. Food and Drug Administration for sale to the consumer over-the-counter market in the U.S. In addition, the Company is a leading provider of oral fluid sample collection, stabilization and preparation products for molecular diagnostic applications. OraSure’s portfolio of products is sold globally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, research and academic institutions, distributors, government agencies, physicians’ offices, and commercial and industrial entities. The Company’s products enable healthcare providers to deliver critical information to patients, empowering them to make decisions to improve and protect their health. For more information on the Company, please visit www.orasure.com

Important Information

This press release contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; ability to effectively resolve warning letters, audit observations and other findings or comments from the FDA or other regulators; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; our ability to achieve financial and performance objectives under the HCV collaboration with AbbVie; failure of distributors or other customers to meet purchase forecasts, historic purchase levels or minimum purchase requirements for our products; impact of replacing distributors; inventory levels at distributors and other customers; ability of DNA Genotek to achieve its financial and strategic objectives and continue to increase its revenues; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of negative economic conditions, high unemployment and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products, including the OraQuick® In-Home HIV test; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance or other factors, including changes in CDC or other testing guidelines, algorithms or other recommendations; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical products and components; availability of related products produced by third parties or products required for use of our products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of OraSure’s stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to attract and retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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